Exhibit 2.1

Execution Version

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Second Amendment”) is dated as of April 14, 2022, with respect to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 13, 2021, by and among Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Spring Valley Merger Sub, LLC, an Oregon limited liability company (“Merger Sub”), and NuScale Power, LLC, an Oregon limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Acquiror and the Company desire for the Acquiror Common Stock and Acquiror Warrants to be listed on the New York Stock Exchange (the “NYSE”) under the proposed symbols “SMR” and “SMR WS,” respectively, upon consummation of the Transactions.

WHEREAS, Section 11.10 of the Merger Agreement provides that it may be amended or modified in whole or in part, by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and Section 11.01 of the Merger Agreement provides that any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or board of managers, as applicable, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 of the Merger Agreement and by an agreement in writing executed in the same manner as the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
AMENDMENT

Section 1.1      Amendments.

(a)            The last WHEREAS clause in the Recitals of the Merger Agreement is hereby amended and restated as follows:

WHEREAS, Acquiror shall be renamed “NuScale Power Corporation” and shall trade publicly on NYSE under a new ticker symbol selected by the Company.

(b)            The following definitions are hereby added to Section 1.01 of the Merger Agreement:

“Applicable Stock Exchange” means (a) NASDAQ before the Closing and (b) NYSE at and after the Closing.

“NYSE” means the New York Stock Exchange.

(c)            Each reference to “NASDAQ” in Sections 2.04 and 2.06(c) of the Merger Agreement is hereby replaced with “NYSE.”

(d)            Each reference to “NASDAQ” in Sections 5.14, 7.06, 7.09, 7.10 and 9.03(e) of the Merger Agreement is hereby replaced with “Applicable Stock Exchange.”

Section 1.2      Exhibits. Each of Acquiror and Merger Sub, on the one hand, and the Company, on the other hand, hereby amend and restate Exhibit A, Exhibit E and Exhibit F to the Merger Agreement in the form attached hereto as Annex I, Annex II and Annex III, respectively.

Section 1.3      Effect of Amendment; Counterparts. Except as specifically modified herein, the Merger Agreement remains in full force and effect. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. Article XI of the Merger Agreement is hereby incorporated by reference.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the Acquiror, the Merger Sub and the Company have each caused this Second Amendment to be duly executed as of the date first written above.

ACQUIROR:

SPRING VALLEY ACQUISITION CORP.

By:	/s/Christopher Sorrells
	Name:	Christopher Sorrells
	Title:	Chief Executive Officer

MERGER SUB:

Spring Valley Merger Sub, LLC

By:	/s/Christopher Sorrells
	Name:	Christopher Sorrells
	Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

COMPANY:

NUSCALE POWER, LLC

By:	/s/John Hopkins
	Name:	John Hopkins
	Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

ANNEX I

See attached.

EXHIBIT A

SUBSCRIPTION AGREEMENT

Spring Valley Acquisition Corp.
2100 McKinney Ave., Suite 1675

Dallas, TX 75201

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Spring Valley Acquisition Corp., a Cayman Islands exempted company (“SVAC”), and the undersigned subscriber (the “Investor”), in connection with that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among SVAC, Spring Valley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and NuScale Power, LLC, an Oregon limited liability company (the “Company”), pursuant to which, among other things, SVAC shall, subject to obtaining stockholder approval (i) domesticate as a corporation in the State of Delaware (the “Redomicile”), (ii) adopt an amended and restated certificate of incorporation (the “A&R Charter”), and (iii) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as the surviving company in the Merger and, after giving effect to such Merger, will become a wholly-controlled subsidiary of SVAC, on the terms and subject to the conditions set forth in the Transaction Agreement (the transactions contemplated by the Transaction Agreement, including the Merger, the “Transaction”). In connection with the Transaction, SVAC is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with the closing of the Transaction (the “Transaction Closing”), shares of SVAC’s Class A common stock, par value $0.0001 per share (in the form converted as part of the Redomicile, the “Shares”), in a private placement for a purchase price of $10.00 per Share (the “Per Share Purchase Price”). On or about or after the date of this Subscription Agreement, SVAC is entering into subscription agreements (the “Other Subscription Agreements,” and together with this Subscription Agreement, collectively, the “Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, collectively, the “Investors”), pursuant to which the Investors, severally and not jointly, have agreed to purchase, contingent upon, and substantially concurrently with the Transaction Closing, inclusive of the Shares subscribed for by the Investor under this Subscription Agreement, an aggregate amount of up to 20,000,000 Shares. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

SVAC intends to terminate the listing of its Shares and warrants exercisable for one Share at a purchase price of $11.50 per Share on The Nasdaq Capital Market and list such Shares and warrants on the New York Stock Exchange, effective as of the Transaction Closing (the “Re-Listing”). References to the “Applicable Stock Exchange” shall be deemed, prior to the Transaction Closing, to be references to The Nasdaq Capital Market and, at and after the Transaction Closing, to be references to the New York Stock Exchange.

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SVAC acknowledges and agrees as follows:

1.            Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from SVAC, and SVAC agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for in this Subscription Agreement. Notwithstanding the foregoing or anything to the contrary in Section 9 below, in the event that the Closing Date (as defined below) shall not have occurred by the Outside Date (as defined below) this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SVAC in connection herewith shall immediately be returned to the Investor in the same manner and terms and conditions set forth under Section 2 below for the return of the Subscription Amount.

2.            Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the date of, and substantially concurrently with and conditioned upon, the Transaction Closing. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) SVAC to the Investor (the “Closing Notice”) that SVAC reasonably expects all conditions to the Transaction Closing to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to SVAC, two (2) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SVAC in the Closing Notice (which such funds shall be held in escrow by SVAC until Closing). On the Closing Date, SVAC shall issue the number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor (or its nominee) or as otherwise directed by the Investor, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws) on SVAC’s share register and (ii) provide to Investor evidence of the issuance of such Shares to the Investor from SVAC’s transfer agent (the “Transfer Agent”); provided, however, that SVAC’s obligation to issue the Shares to the Investor is contingent upon SVAC having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, SVAC shall promptly (but not later than one (1) business day thereafter or such later date as shall be agreed in writing by the Investor) return by wire transfer of United States dollars in immediately available funds to the account specified by the Investor the Subscription Amount in full to the Investor, without any deduction or penalty of any kind, for or on account of any tax, withholding, charges, set-off or otherwise, to the Investor by wire transfer of U.S. dollars in immediately available funds to the account designated by the Investor; provided, that unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligations to purchase the Shares at the Closing in the event SVAC delivers a subsequent Closing Notice in accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed for business. Each book entry for the Shares shall contain a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

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3.            Closing Conditions.

a.            The obligations of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement are subject to the satisfaction or waiver in writing of each of the following conditions:

(i)            other than in connection with the Re-Listing, no suspension or removal from listing of the Shares on the Applicable Stock Exchange, and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred, and the Shares shall be approved for listing on the Applicable Stock Exchange, subject to official notice of issuance;

(ii)            no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any law, judgment, decree, order, award, rule or regulation (whether temporary, preliminary, or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise prohibiting or enjoining consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such illegality, prohibition or enjoinment; and

(iii)            all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, and including the approval of SVAC stockholders shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at the Transaction Closing, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and the Transaction Closing shall be scheduled to occur substantially concurrently with or immediately following the Closing.

b.            The obligation of SVAC to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to satisfaction or waiver in writing of each of the following conditions:

(i)            that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date (unless made as of a specified date in which case they shall be true and correct in all material respects as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement at and as of the Closing Date; and

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(ii)            Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impair the ability of Investor to consummate the Closing.

c.            The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the satisfaction or waiver in writing of each of the following conditions:

(i)            that all representations and warranties of SVAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below) or any similar limitation contained therein, which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by SVAC of each of the representations and warranties of SVAC contained in this Subscription Agreement at and as of the Closing Date;

(ii)            SVAC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)            the subscriptions contemplated by the Other Subscription Agreements executed by the Other Investors shall have been or will be consummated substantially concurrently with the Closing and there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially economically benefits the Other Investors unless the Investor has been offered substantially the same benefits;

(iv)            no suspension or the offering or sale of the Shares shall have been initiated or, to SVAC’s knowledge, threatened by the Securities and Exchange Commission (the “SEC”); and

(v)            no amendment or modification of, or waiver under, the Transaction Agreement (as in effect on the date hereof, a copy of which SVAC has furnished to the Investor) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits to Investor under this Subscription Agreement without having received Investor’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), provided that, for the avoidance of doubt, the waiver of any condition to closing under the Transaction Agreement shall not require the prior written consent of any Investor.

4.            Further Assurances. At or prior to the Closing, each of SVAC and the Investor shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement. Prior to or at the Closing, the Investor shall deliver to SVAC a duly complete and executed Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable.

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5.            SVAC Representations and Warranties. SVAC represents and warrants to the Investor and the Placement Agents (as defined below) that:

a.            SVAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. SVAC has all corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date immediately following the Redomicile, SVAC will (i) be duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) have all corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b.            As of the Closing Date, the Shares will be duly authorized by SVAC and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under the A&R Charter or bylaws of SVAC (each as amended to the Closing Date) or under the General Corporation Law of the State of Delaware. Immediately after giving effect to the Closing, the Investor shall have received all right and title to, and interests in, the Shares to be purchased pursuant to this Subscription Agreement, free and clear of all liens (other than those arising under this Subscription Agreement or state or federal securities laws).

c.            This Subscription Agreement and the Transaction Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by SVAC and, assuming that the Transaction Documents constitute the valid and binding agreements of the other parties thereto, the Transaction Documents are valid and binding obligations of SVAC, enforceable against SVAC in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d.            The execution, delivery and the performance by SVAC of this Subscription Agreement and the other Transaction Documents, including the issuance and sale of the Shares and the compliance by SVAC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein and therein, will (i) be substantially done in accordance with the rules of the Applicable Stock Exchange and (ii) not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SVAC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SVAC or any of its subsidiaries is a party or by which SVAC or any of its subsidiaries is bound or to which any of the property or assets of SVAC is subject that would (i) reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of SVAC and its subsidiaries, taken as a whole, (ii) affect the validity of the Shares or (iii) prevent or materially impair the ability of SVAC to (x) comply in all material respects with the terms of this Subscription Agreement or (y) consummate the transactions contemplated by the Transaction Documents (each of (i), (ii) and (iii) constituting a “Material Adverse Effect”); (B) result in any violation of the provisions of the organizational documents of SVAC or any of its subsidiaries; or (C) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SVAC or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect.

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e.            As of their respective filing dates, each report (collectively, the “SEC Reports”) required to be filed by SVAC with the SEC complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and were timely filed. None of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Reports filed prior to the date hereof, the financial statements of SVAC included in the SEC Reports complied, as of the respective filing dates of such SEC Reports, in all material respects with applicable accounting requirements and rules and regulations of the SEC with respect thereto as in effect as of the applicable filing date and fairly present in all material respects the financial position of SVAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f.            Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, SVAC has not entered into any side letter or similar agreement with any Other Investor in connection with such Other Investor’s direct or indirect investment in SVAC. Except for the Other Subscription Agreement with Samsung C&T Corporation, no Other Subscription Agreement includes terms or conditions that are materially more advantageous to such Other Investor than the Investor hereunder (other than terms particular to the legal or regulatory requirements of such Other Investor or its affiliates, related persons or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares).

g.            As of the date of this Subscription Agreement, the authorized capital stock of SVAC consists of 1,000,000 preference shares, par value $0.0001 per share (“Preferred Shares”) and 330,000,000 shares of common stock, par value $0.0001 per share, including (i) 300,000,000 shares of Class A ordinary shares (“Class A Shares”) and (ii) 30,000,000 Class B ordinary shares (the “Class B Shares”). As of the date of this Subscription Agreement, (i) no Preferred Shares are issued and outstanding, (ii) 23,000,000 Class A Shares are issued and outstanding, (iii) 5,750,000 Class B Shares are issued and outstanding, and (iv) 11,500,000 redeemable warrants and 8,900,000 private placement warrants to acquire Class A Shares are outstanding. All (A) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights, and (B) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above in this Subscription Agreement and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SVAC any Class A Shares, Class B Shares or other equity interests in SVAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SVAC has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are, as of the date hereof, no stockholder agreements, voting trusts or other agreements or understandings to which SVAC is a party or by which it is bound relating to the voting of any securities of SVAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which SVAC is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares, except that have not been or will not be validly waived on or prior to the Closing Date.

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h.            The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Class A Shares are, and the Shares will be, listed for trading on the Applicable Stock Exchange. There is no suit, action, proceeding or investigation pending or, to the knowledge of SVAC, threatened against SVAC by the Applicable Stock Exchange or the SEC, respectively, to deregister the Class A Shares or to prohibit or terminate the listing of the Class A Shares. SVAC has taken no action that is designed to terminate the listing of the Class A Shares on the Applicable Stock Exchange or the registration of the Class A Shares under the Exchange Act, other than as contemplated by the Redomicile and the Re-Listing.

i.            Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by SVAC to the Investor in the manner contemplated by this Subscription Agreement. The Shares (i) were not offered by a form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

j.            Except for such matters as have not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) investigation, action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SVAC, threatened against SVAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SVAC. The aggregate of all pending legal or governmental proceedings to which SVAC is a party to or of which any of its property or assets is the subject of that are not described in the SEC Reports, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

k.            Other than Guggenheim Securities, LLC or any of its affiliates (“Guggenheim”) or Cowen and Company, LLC or any of its affiliates (“Cowen”, and together with Guggenheim, collectively, the “Placement Agents” and each a “Placement Agent”), SVAC has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable.

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l.            SVAC is not, and immediately after receipt of payment for the Shares, will not be (i), an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), or a company “controlled” by an “investment company” within the meaning of the 1940 Act, as amended, and as such subject to registration as an “investment company” under the 1940 Act or (ii) a “business development company” (as defined in Section 2(a)(48) of the 1940 Act.

m.            As of the date hereof, SVAC is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of SVAC, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, SVAC is a party or by which SVAC’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over SVAC or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

n.            SVAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SVAC of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 8 of this Subscription Agreement; (iv) those required by the Applicable Stock Exchange, including with respect to obtaining approval of SVAC’s stockholders; and (vi) any filing, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

o.            SVAC is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that SVAC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

p.            Neither SVAC nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does SVAC or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

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q.            As of the date hereof, there are no pending or, to the knowledge of SVAC, threatened, suits, claim, actions, investigation, arbitration, review or inquiry or proceedings (collectively, “Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

r.            Each of SVAC, Merger Sub, any of their respective directors and officers and, any of SVAC’s and Merger Sub’s and its affiliate’s employees, representatives, agents and any person acting on its or their behalf is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States or (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

s.            Each of SVAC, Merger Sub, any of their respective directors and officers and any of their respective directors and officers and any of SVAC’s and Merger Sub’s and its affiliate’s employees, representatives, agents and any person acting on its or their behalf has not engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction (including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended), (ii) SVAC and Merger Sub have instituted and maintain systems, policies and procedures designed to prevent violation of such laws, regulations and rules, and (iii) no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator having jurisdiction over SVAC or Merger Sub with respect to such laws, regulations and rules is pending and, to SVAC’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

t.            As of the date hereof, to the knowledge of SVAC, none of the documents or written information provided to the Investor or any of its advisors or representatives or by or on behalf of SVAC and its affiliates in connection with the transactions contemplated by this Subscription Agreement, (i) contains any untrue statement of a material fact or omits to state a material fact necessary, in each case relating to SVAC and its affiliates, in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (ii) the financial projections relating to SVAC or any affiliate, if any, delivered to the Investor or its advisors or representatives are made in good faith and are based upon reasonable assumptions, and SVAC is not aware of any fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect. For the avoidance of doubt, Company and its affiliates are not affiliates of SVAC as of the date hereof.

u.            The Investor’s purchase of the Shares shall not result in the Investor holding securities of SVAC at the time of Closing representing more than 10% of (i) the votes attaching to the outstanding voting securities of SVAC or (ii) the outstanding equity securities of SVAC.

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6.            Investor Representations and Warranties. The Investor represents and warrants to SVAC and the Placement Agents that:

a.            The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)), or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor acknowledges that this offering of the Shares meets the exemptions from filing under FINRA Rule 5123. The Investor is not an entity formed for the specific purpose of acquiring the Shares, unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act).

b.            The Investor acknowledges that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to SVAC or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book entry positions representing the Shares shall contain a restrictive legend to such effect (provided, that such legend shall be subject to removal in accordance with Section 8(c)) and, as a result, the Investor may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares may not immediately be eligible for resale pursuant to Rule 144. The Investor acknowledges that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the Shares. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time.

c.            The Investor acknowledges and agrees that the Investor is purchasing the Shares from SVAC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SVAC, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SVAC expressly set forth in Section 5.

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d.            The Investor is not, and is not acting on behalf of, (i) an “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an individual retirement account or annuity or other “plan” that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) any entity or account that is deemed under the Department of Labor regulation codified at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, to include the “plan assets” of any “employee benefit plan” subject to ERISA or “plan” subject to Code §4975, or (iv) any other plan subject to non-U.S., state, local or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA or the Code.

e.            The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SVAC, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that the Investor has had an opportunity to review the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

f.            The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SVAC, the Company or a representative of SVAC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SVAC, the Company or a representative of SVAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to the Investor by a form of general solicitation or general advertising and (ii) to the Investor’s knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SVAC, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SVAC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SVAC.

g.            The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Reports. The Investor is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor (i) will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Shares and (ii) acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither SVAC nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

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h.            Alone, or together with any professional advisor(s), the Investor has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SVAC. The Investor acknowledges specifically that a possibility of total loss exists.

i.            In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor, the SEC Reports and SVAC’s representations and warranties in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SVAC, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j.            The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information or advice with respect to the Shares, (ii) have not made or make any representation, express or implied as to SVAC, the Company, the Company’s credit quality, the Shares or the Investor’s purchase of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (iv) may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it, and (v) may have existing or future business relationships with SVAC and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.

k.            The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

l.            The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

m.            The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not (i) constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, except for such breaches, defaults or conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Investor to enter into and timely perform its obligations under this Subscription Agreement and, (ii) if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SVAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

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n.            The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the OFAC or in any OFAC List, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required by applicable law, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

o.            The Investor acknowledges and agrees that it has been informed that no disclosure or offering document has been prepared by any Placement Agent in connection with the offer and sale of the Shares.

p.            The Investor acknowledges that neither the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to SVAC, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SVAC.

q.            At the Closing, the Investor will have sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

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r.            Neither the due diligence investigation conducted by the Investor in connection with making its decision to acquire the Shares nor any representations or warranties made by the Investor in this Subscription Agreement shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of SVAC’s representations and warranties contained in this Subscription Agreement, subject to the terms hereof.

s.            The Investor acknowledges and agrees that the Placement Agents are not making a recommendation to Investor to participate in the offer and sale of the Shares, and nothing set forth in any disclosure or documents that may be provided to Investor from time to time is intended to suggest that the Placement Agents are making such a recommendation.

t.            The Investor hereby acknowledges and agrees that, from the date of this Subscription Agreement, that it will not, nor will any person acting at the Investor’s direction or pursuant to any understanding with the Investor, engage in any Short Sales with respect to securities of SVAC prior to the Closing (or the termination of this Subscription Agreement, if earlier). “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the subscription (including the Investor’s controlled affiliates and/or affiliates) from entering into any short sales; (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement; and (iii) nothing herein shall prohibit the Investor from engaging in derivative transactions of any kind, including, but not limited to, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through U.S. broker dealers or non-U.S. broker dealers or foreign regulated brokers.

7.            Committee on Foreign Investment in the United States. The parties agree that the Transaction shall not afford the Investors, directly or indirectly, (i) any access, rights, or involvement, as described in 31 C.F.R. § 800.211(b), with respect to SVAC, Merger Sub, or the Company, or (ii) “control,” as defined at 31 C.F.R. § 800.208, of SVAC, Merger Sub, or the Company.

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8.            Registration Rights.

a.            SVAC agrees that, as soon as practicable (but in any case no later than thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”)), it shall file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Registrable Securities (as defined below) (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies SVAC that it will “review” the Registration Statement) and (ii) seven (7) business days after SVAC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, that if the Effectiveness Date falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Date shall be extended to the next business day on which the SEC is open for business. Notwithstanding the foregoing, if the SEC prevents SVAC from including any or all of the Registrable Securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of Registrable Securities by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted to be registered by the SEC. In such event, the number of Registrable Securities to be registered for each Investor named in the Registration Statement shall be reduced pro rata among all such Investors and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, SVAC shall amend the Registration Statement or file a new Registration Statement to register such additional Registrable Securities and cause such amendment or Registration Statement to become effective as promptly as practicable. “Registrable Securities” shall mean, as of any date of determination, the Shares and any other equity security of SVAC issued or issuable with respect to the Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. The Investor agrees to disclose its ownership to SVAC upon request to assist it in making the determination described above. SVAC may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after SVAC becomes eligible to use such Form S-3. SVAC will provide a draft of the Registration Statement to the Investor for review at least three (3) business days in advance of filing the Registration Statement. If the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. The Investor acknowledges and agrees that SVAC may postpone or suspend, as applicable, the use of any such Registration Statement (i) if it determines that in order for such Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) during any customary blackout or similar period or as permitted hereunder and (iii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of SVAC’s Annual Report on Form 10-K for its first completed fiscal year (each such circumstance, a “Suspension Event”); provided, that (I) SVAC shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions, or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case in any three hundred sixty (360) day period and (II) SVAC shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter. Any failure by SVAC to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve SVAC of its obligations to file or effect the Registration Statement as set forth above in this Section 8. SVAC’s obligations to include the Registrable Securities for resale in the Registration Statement are contingent upon the Investor furnishing in writing to SVAC such information regarding the Investor, the securities of SVAC held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by SVAC to effect the registration of such Shares, and shall execute such documents in connection with such registration as SVAC may reasonably request that are customary of a selling stockholder in similar situations, including providing that SVAC shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder, provided that, the Investor shall not, in connection with the foregoing, be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. SVAC will request such information from the Investor at least five (5) business days in advance of the expected filing date of the initial Registration Statement.

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b.            In the case of the registration, qualification, exemption or compliance effected by SVAC pursuant to this Subscription Agreement, SVAC shall, upon reasonable request, inform Investor as to the status of such registration, qualification, exemption and compliance. At its expense, SVAC shall:

(i)            except for such times as SVAC is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which SVAC determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Investor ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for SVAC to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable and (iii) two (2) years from the effective date of the Registration Statement.

(ii)            advise Investor (or, if directed by the Investor in writing, its counsel) within five (5) business days:

(1)            when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(2)            any request by the SEC for amendments or supplements to any Registration Statement or other prospectus included therein or for additional information;

(3)            of the issuance by the SEC of any stop order or other matter causing the suspension of the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4)            of the receipt by SVAC of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

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(5)            subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, SVAC shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding SVAC other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding SVAC;

(iii)          use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)          upon the occurrence of any event contemplated in Section 8(b)(ii)(5), except for such times as SVAC is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, SVAC shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)           use its commercially reasonable efforts to cause all Shares to be listed on the primary securities exchange or market, if any, on which the Shares issued by SVAC have been listed; and

(vi)          use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Shares contemplated hereby and to enable Investor to sell the Shares under Rule 144.

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c.             In connection with the effectiveness of any Registration Statement hereunder, any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to an effective Registration Statement, Rule 144 or any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Section 8(c), if requested by the Investor, SVAC shall use its commercially reasonable efforts to cause the Transfer Agent to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares without restrictive legends within two (2) trading days of any such request therefor from the Investor, provided that SVAC and the Transfer Agent have timely received from the Investor customary representations and other documentation reasonably acceptable to SVAC and the Transfer Agent in connection therewith. Subject to receipt from the Investor by SVAC and the Transfer Agent of customary representations and other documentation reasonably acceptable to SVAC and the Transfer Agent in connection therewith, including, if required by the Transfer Agent, an opinion of SVAC’s counsel, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that SVAC remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) are covered by and may be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for SVAC to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, SVAC shall, in accordance with the provisions of this Section 8(c) and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions and, upon the Transfer Agent’s request, a legal opinion of SVAC’s counsel, that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. SVAC shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

d.             Indemnification.

(i)            SVAC agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim), as incurred, that arise out of, are based upon, or are caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as and to the extent, but only to the extent, the same are caused by or contained in any information or affidavit regarding the Investor furnished in writing to SVAC by or on behalf of the Investor expressly for use therein.

(ii)           The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless SVAC, its directors and officers and agents and employees and each person who controls SVAC (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees), as incurred, that arise out of, are based upon, or are caused by any untrue statement of a material fact contained in the Registration Statement, or any form of prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein (in the case of any prospectus, or any form of prospectus or preliminary prospectus or supplement thereto, in light of the circumstances under which they were made) or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

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(iii)          Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and, (2) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)          The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

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(v)           If the indemnification provided under this Section 8(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 8, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(d) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

e.             Following such time as Rule 144 is available, with a view to making available to the Investor the benefits of Rule 144, SVAC agrees, for so long as the Investor holds the Shares purchased pursuant to this Subscription Agreement, to:

(i)            make and keep public information available, as those terms are understood and defined in Rule 144; and

(ii)           file with the SEC in a timely manner all reports and other documents required of SVAC under the Securities Act and the Exchange Act so long as SVAC remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

9.            Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of SVAC and the Investor, and to the extent required by the Transaction Agreement, the Company, to terminate the Subscription Agreement, (c) thirty (30) days after the Termination Date (as defined in the Transaction Agreement, as in effect from time to time), if the Closing has not occurred by such date (the “Outside Date”), or (d) if any of the conditions to Closing set forth in Section 3 are not capable of being satisfied or waived on or prior to the Closing, and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SVAC shall notify the Investor in writing of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further force and effect (subject to the proviso of the immediately preceding sentence); provided that any monies paid by the Investor to SVAC in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor, in full, without any deduction or penalty of any kind, for or on account of any tax, withholding, charges, set-off or otherwise, by wire transfer of immediately available funds to the account specified by Investor.

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10.          Trust Account Waiver. The Investor acknowledges that SVAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SVAC and one or more businesses or assets. The Investor further acknowledges that, as described in the final prospectus of SVAC, filed with the SEC (File No. 333-249067), and dated as of November 23, 2020 (the “Prospectus”), available at www.sec.gov, SVAC has established a trust account containing the proceeds of its initial public offering (the “IPO”) (with interest accrued from time to time thereon, the “Trust Fund”) initially in an amount of $232,300,000 for the benefit of SVAC’s public stockholders (the “Public Stockholders”) and certain parties (including the underwriters of the IPO) and that SVAC may disburse monies from the Trust Fund only: (i) to the Public Stockholders in the event they elect to redeem the Class A Shares in connection with the consummation of SVAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”), (ii) to the Public Stockholders if SVAC fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (iii) any interest earned on the amounts held in the Trust Fund necessary to pay for franchise and income taxes, or (iv) to SVAC after or concurrently with the consummation of a Business Combination. For and in consideration of SVAC entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investor hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund or distributions therefrom, or make any claim against, the Trust Fund, with respect to claims arising out of this Subscription Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Investor hereby irrevocably waives any Claims it may have against the Trust Fund (including any distributions therefrom) now or in the future as a result of, or arising out of, this Subscription Agreement and will not seek recourse against the Trust Fund (including any distributions therefrom) for Claims arising out of this Subscription Agreement; provided that nothing in this Section 10 (x) shall serve to limit or prohibit the Investor’s right to pursue a claim against SVAC for legal relief against assets held outside the Trust Fund, for specific performance or other equitable relief, (y) shall serve to limit or prohibit any claims that the Investor may have in the future against SVAC’s assets or funds that are not held in the Trust Fund (including any funds that have been released from the Trust Fund and any assets that have been purchased or acquired with any such funds) or (z) shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Fund by virtue of its record or beneficial ownership of Class A Shares acquired other than pursuant to this Subscription Agreement, pursuant to a validly exercised redemption right with respect to any such Class A Shares, except to the extent that the Investor has otherwise agreed with SVAC to not exercise such redemption right. The Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by SVAC to induce it to enter in this Subscription Agreement, and the Investor further intends and understands such waiver to be valid, binding and enforceable under applicable law.

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11.       Standstill. From the date hereof until the Closing Date, unless specifically waived by SVAC in writing, Investor shall not in any manner, directly or indirectly, without the consent of SVAC and the Company (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any securities (or beneficial ownership thereof) or assets of SVAC or the Company or any of their respective affiliates, including rights or options to acquire such ownership or any other securities, rights or interests, including without limitation, options, swaps, derivatives or convertibles or other similar instruments, whether real or synthetic, that give Investor the right to vote or to direct the voting of any securities of SVAC or the Company or otherwise convey the economic interest of beneficial ownership of any securities of SVAC or the Company; (B) any tender or exchange offer, merger or other business combination involving SVAC, the Company or any of their respective affiliates; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to SVAC, the Company or any of their respective affiliates; or (D) any “solicitation” of “proxies” (as such terms are defined in Rule 14a 1 of Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a 1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a 2(b)) or consents to vote any voting securities of SVAC, the Company or any of their respective affiliates; (ii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of SVAC, the Company or any of their respective affiliates or otherwise act in concert with any person in respect of any such securities; (iii) otherwise act, alone or in concert with others, to seek to control, advise, change or influence the management, board of directors, governing instruments, shareholders, policies or affairs of SVAC, the Company or any of their respective affiliates; (iv) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or (v) make any public disclosure, or take any action that might force SVAC, the Company, any of their respective affiliates or any other person to make any public disclosure, with respect to the matters set forth in this Subscription Agreement.

12.          Miscellaneous.

a.             Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without SVAC’s prior written consent. Notwithstanding the foregoing, Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor); provided, that each transferee shall make the representations and warranties set forth in Section 6 hereof and that no such assignment shall relieve the Investor of its obligations hereunder.

b.             SVAC may request from the Investor such additional information as SVAC may deem reasonably necessary to evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested; provided that SVAC agrees to keep any such information confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. Subject to Section 15, the Investor acknowledges that SVAC may file a form of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of SVAC.

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c.             The Investor acknowledges that SVAC, the Placement Agents, the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. SVAC acknowledges that the Investor will rely on the acknowledgments, understandings, agreements, representations and warranties of SVAC contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify SVAC and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties made by Investor set forth in Section 6 above are no longer accurate in any material respect. Prior to the Closing, SVAC agrees to promptly notify the Investor if any of the acknowledgments, understandings, agreements, representations and warranties made by SVAC set forth in Section 5 above are no longer accurate in any material respect.

d.             This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as expressly provided for herein, this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

e.             Each of SVAC and Investor is entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 12(e) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SVAC set forth in this Subscription Agreement.

f.              Each of the parties agrees that the Company is an express third-party beneficiary of this Agreement, and the Company may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions of this Agreement, as amended, modified, supplemented or waived in accordance with Section 12(h), against the Investor as if it were a direct party hereto having the same rights as, and instead of, SVAC hereunder. Each of the parties further agrees that each of the Company and each of the Placement Agents is a third-party beneficiary of the representations and warranties of Investor under this Subscription Agreement and the Placement Agents are also third party beneficiaries of Sections 12(c), (e), (f), (g) and Section 13 hereof.

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g.             SVAC, the Company, the Investor and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 12(g) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SVAC set forth in this Subscription Agreement.

h.             All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

i.              This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by the Investor and SVAC. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

j.              If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

k.             This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

l.              The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

m.            This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

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n.             Any notice or communication required or permitted hereunder to be given to a party shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such party may hereafter designate by notice to the other party. A courtesy copy of any communication or notice shall be emailed to Investor.

o.             The Investor and SVAC hereby agree, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees, that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 12(o) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 12(o) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO, AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

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p.             If any change in the number, type or classes of authorized shares of SVAC (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor and Per Share Purchase Price applicable to the Investor shall be appropriately adjusted to reflect such change. In no event will this Section 12(p) be construed to require the Investor to complete the purchase of the Shares contemplated hereby without satisfaction of all of the conditions to Closing contained in this Subscription Agreement.

13.           Non-Reliance. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SVAC expressly contained in Section 5, in making its investment or decision to invest in SVAC. The Investor acknowledges and agrees that none of (a) any Other Investor pursuant to any Other Subscription Agreement (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (b) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (c) any party to the Transaction Agreement other than SVAC, or any Non-Party Affiliate, shall have any liability to the Investor pursuant to, arising out of or relating to this Subscription Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SVAC, the Company, the Placement Agents or any Non-Party Affiliate concerning SVAC, the Company, the Placement Agents, any Non-Party Affiliate, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SVAC, the Company, any Placement Agent or any of SVAC’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.

14.           Expenses. Investor shall pay all of its own expenses in connection with the negotiation, execution and delivery of this Subscription Agreement and the transactions contemplated herein.

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15.           Disclosure. SVAC shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that SVAC, or any of its officers, employees or agents on behalf of SVAC, has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the knowledge of SVAC, the Investor shall not be in possession of any material, non-public information received from SVAC, the Company or any of its respective officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with SVAC, the Placement Agents or any of their respective affiliates, relating to any such material nonpublic information that is so disclosed in the Disclosure Document. Notwithstanding anything in this Subscription Agreement to the contrary, SVAC shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers, in any press release, promotional materials, media or similar circumstances, or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (a) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (b) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Shares are listed; provided, however, that SVAC shall provide the Investor with prior written notice of such permitted disclosure. Investor will promptly provide any information reasonably requested by SVAC or any of its affiliates that is required for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

16.          Several Obligations. The obligations of the Investor under this Subscription Agreement are several and not joint with the obligations of any Other Investor under the Other Subscription Agreements, and the Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under any Other Subscription Agreements. The decision of the Investor to purchase the Shares pursuant to this Subscription Agreement has been made by the Investor independently of any Other Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of SVAC, the Company or any of their respective subsidiaries which may have been made or given by or to any Other Investor or investor or by any agent or employee of any Other Investor or investor, and neither the Investor nor any of its agents or employees shall have any liability to any Other Investor or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. The decision of each Other Investor to purchase Shares pursuant to an Other Subscription Agreement has been made by such Other Investor independently of the Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the SVAC, the Company or any of their respective subsidiaries which may have been made or given by the Investor. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Investor or Other Investor pursuant hereto or thereto, shall be deemed to constitute Investor and any Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and any Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	Date: ________________, 2022

___________________________________________________________
State/Country of Formation or Domicile:

By: ________________________________________________________	___________________________________________________________

Name: ______________________________________________________
Name in which Shares are to be Registered (if different):
Title: _______________________________________________________

Investor’s EIN: _______________________________________________	___________________________________________________________

Business Address: ____________________________________________	Mailing Address (if different):

Street: ______________________________________________________	Street: ______________________________________________________

City, State, Zip: _______________________________________________	City, State, Zip: _______________________________________________

Attn: _______________________________________________________	Attn: _______________________________________________________

Telephone No.: _______________________________________________	Telephone No.: _______________________________________________

Facsimile No.: ________________________________________________	Facsimile No.: ________________________________________________

Email: ______________________________________________________	Email: ______________________________________________________

Number of Shares subscribed for: _____________________________________

Aggregate Subscription Amount: _____________________________________	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SVAC in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, SVAC has accepted this Subscription Agreement as of the date set forth below.

SPRING VALLEY ACQUISITION CORP.

By:
Name: Christopher Sorrells
Title: Chief Executive Officer

Date: _______________, 2022
Address for purposes of notice:

Email:

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

*OR*

B.	ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), or (9) under the Securities Act, or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors.

This page should be completed by the Investor and constitutes a part of the Subscription Agreement

ANNEX II

See attached.

EXHIBIT E

FORM OF
CERTIFICATE OF INCORPORATION
of
NUSCALE POWER CORP.
(a Delaware corporation)

Article I
NAME

The name of the Corporation is NuScale Power Corp. (the “Corporation”).

Article II

AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, DE 19904 and the name of its registered agent at such address is Registered Agent Solutions, Inc.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”).

Article IV
STOCK

Section 4.1         Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is [•] shares, consisting of: (i) [•] shares of common stock, divided into (a) [•]1 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”) and (b) [•] shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) [•] shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”)2.

Section 4.2         No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding shares of Class B Common Stock, together with the corresponding number of Class B LLC Units, pursuant to the Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

[1]	Conceptually, this number should cover all existing SPAC shares, PIPE shares, SPAC warrants, all stock options and the Unit Appreciation Rights, the reserved equity incentive plan shares, and the A common shares that will be issuable upon exchange of the B common shares / LLC Units.

[2]	The Preferred are blank check preferred only. No shares will be issued or outstanding as part of the Transactions.

Section 4.3         Common Stock.

(a)	Voting Rights.

(i)	Each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, to the fullest extent permitted by law and subject to Section 4.3(a)(ii), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.

(ii)	(1) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class A Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock and (2) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class B Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.

(iii)	Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b)	Dividends; Stock Splits or Combinations.

(i)	Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(ii)	Except as provided in Section 4.3(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class B Common Stock.

(iii)	In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class B LLC Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c)	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock, together with the corresponding number of Class B LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with the Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 4.4         Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 4.5         Class B Common Stock.

(a)	Retirement of Class B Shares. No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of Class B LLC Units to the same person in accordance with the provisions of the Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC. If any outstanding share of Class B Common Stock ceases to be held by a holder of a corresponding Class B LLC Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and retired.

(b)	Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon exchange of all outstanding Paired Interests, pursuant to the Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests will, upon issuance, be validly issued, fully paid and non-assessable.

(c)	Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of Class B LLC Units of their right under the Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC to exchange Paired Interests for shares of Class A Common Stock will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Paired Interests being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

(d)	Preemptive Rights. To the extent Class B LLC Units are issued pursuant to the Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC to anyone other than the Corporation or a wholly owned subsidiary of the Corporation, an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall be issued to the same Person to which such Class B LLC Units are issued at par.

Article V
BOARD OF DIRECTORS

Section 5.1         Number of Directors.

(a)	The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 4.4 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, be eight (8) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

(b)	During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 4.4 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

Section 5.2         Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director so chosen shall hold office until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

Section 5.3         Removal of Directors. Subject to any limitations imposed by applicable law, except for Preferred Stock Directors, any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Article VI
STOCKHOLDER ACTION

Section 6.1         Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected (i) at a duly called annual or special meeting of stockholders of the Corporation or (ii) until such time as the Company is no longer a “Controlled Company” pursuant to NYSE Rule 303A.00, by the consent in writing of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders of the Corporation.

Section 6.2         Meetings of Stockholders.

(a)	An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.

(b)	Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation, at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, or, until such time as the Company is no longer a “Controlled Company” pursuant NYSE Rule 303A.00, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(c)	Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Section 6.3         No Cumulative Voting; Election of Directors by Written Ballot. There shall be no cumulative voting in the election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of the Directors need not be by written ballot.

Article VII
LIABILITY OF DIRECTORS

Section 7.1         No Personal Liability. To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

Section 7.2         Indemnification and Advancement of Expenses.

(a)	To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party to or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (a “proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent, or in any other capacity while serving as a Director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 7.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 7.2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)	The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 7.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate as it may be further amended from time to time, the Bylaws, an agreement, vote of stockholders or disinterested Directors, or otherwise.

(c)	Any repeal or amendment of this Section 7.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e)	The Corporation shall maintain Directors’ and officers’ liability insurance coverage, on terms reasonably satisfactory to the Board, to the fullest extent permitted by law covering, among other things, violations of federal or state securities laws. The Corporation will pay all premiums due thereon and will not make any material alteration to the terms thereof, or the coverage provided by, such insurance policy without the prior written consent of the Board.

Section 7.3         Amendment or Repeal. Any amendment, repeal or elimination of this Article VII, or the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article VII, shall not affect its application with respect to an act or omission by a Director occurring before such amendment, adoption, repeal or elimination.

Article VIII
AMENDMENT

Section 8.1         Amendment of Certificate of Incorporation. Subject to Sections 4.3 and 4.4, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Section 5.2, Section 5.3, Section 6.1, Section 6.2, Article VII, Section 8.2, Article IX or Article XI may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and two-thirds percent (66 and 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Section 8.2         Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the authorized number of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Article IX
FORUM FOR ADJUDICATION OF DISPUTES

Section 9.1         Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Notwithstanding anything herein to the contrary, and for the avoidance of doubt: this Article IX shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934. For purposes of this Article IX, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former Director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Section 9.2         Enforceability. If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable), and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Article X
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Article XI
CORPORATE OPPORTUNITY

Section 11.1       Corporate Opportunities. To the maximum extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or Directors, or any of their respective Affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate or in the future, and the Corporation renounces any expectancy that any of the Directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation.

Section 11.2       Amendments. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Certificate (including any certificate of designation) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate, the Bylaws or applicable law.

Article XII
DEFINITIONS

As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates unless and during such time that such stockholder holds a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).

(b)	“Class A LLC Unit” means a unit of NuScale Power, LLC designated as a Class A Unit pursuant to the Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC.

(c)	“Class B LLC Unit” means a unit of NuScale Power, LLC designated as a Class B Unit pursuant to the Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC.

(d)	“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(e)	“Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC” means the Sixth Amended and Restated Limited Liability Company Agreement, dated as of [•], as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(f)	“General Corporation Law” is defined in Article III.

(g)	“LLC Units” means, collectively, the Class A LLC Units and the Class B LLC Units.

(h)	“NuScale Power, LLC” means NuScale Power, LLC, an Oregon limited liability company, or any successor thereto.

(i)	“Paired Interest” means one Class B LLC Unit together with one share of Class B Common Stock, subject to adjustment pursuant to Section 11.4 of the Sixth Amended and Restated Limited Liability Company Agreement of NuScale Power, LLC.

(j)	“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Certificate of Incorporation of NuScale Power Corp. has been duly executed by the officer below this [•] day of [•].

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

ANNEX III

See attached.

EXHIBIT F

BYLAWS

OF

NUSCALE POWER CORP.
(a Delaware corporation)

Article I
CORPORATE OFFICES

Section 1.1         Registered Office. The registered office of NuScale Power Corp. (the “Corporation”) shall be fixed in the Certificate of Incorporation of the Corporation.

Section 1.2         Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as otherwise required by law, at such other place or places, either within or without the State of Delaware, as the Corporation may from time to time determine or the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

Section 2.1         Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.2         Special Meeting.

(a)            Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), a special meeting of the stockholders of the Corporation: (i) may be called at any time by the Board of Directors; and (ii) shall be called by the Chairman of the Board of Directors or the Secretary of the Corporation upon the written request or requests of one or more persons that: (A) own (as defined below) shares representing at least 50% of the voting power of the stock entitled to vote on the matter or matters to be brought before the proposed special meeting (hereinafter, the “requisite percent”) at the time a request is delivered; and (B) comply with the notice procedures set forth in this Section 2.2 with respect to any matter that is a proper subject for the meeting pursuant to Section 2.2(e) (a meeting called in accordance with clause (ii) above, a “stockholder-requested special meeting”). Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation), special meetings of the stockholders of the Corporation may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

(b)            For purposes of satisfying the requisite percent under this Section 2.2:

(i)            A person is deemed to “own” only those outstanding shares of stock of the Corporation as to which such person possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) the shares, except that the number of shares calculated in accordance with the foregoing clauses (A) and (B) shall not include any shares: (1) sold by such person in any transaction that has not been settled or closed; (2) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell; or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the Corporation, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares; and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. For purposes of the foregoing clauses (1)-(3), the term “person” includes its affiliates; and

(ii)            A person “owns” shares held in the name of a nominee or other intermediary so long as such person retains both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in the shares. The person’s ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.

(c)            In order for a stockholder-requested special meeting to be called by the Secretary of the Corporation, one or more written requests for a special meeting signed by persons (or their duly authorized agents) who own or who are acting on behalf of persons who own, as of the ownership record date, at least the requisite percent (the “special meeting request”), shall be delivered to the Secretary. A special meeting request shall: (i) state the business (including the identity of nominees for election as a director, if any) proposed to be acted on at the meeting, which shall be limited to the business set forth in the record date request notice received by the Secretary; (ii) bear the date of signature of each such person (or duly authorized agent) submitting the special meeting request; (iii) set forth the name and address of each person submitting the special meeting request (as they appear on the Corporation’s books, if applicable); (iv) contain the information required by Section 2.10(a) below with respect to any director nominations or other business proposed to be presented at the special meeting, and as to each person requesting the meeting and each other person (including any beneficial owner) on whose behalf the person is acting, other than persons who have provided such request solely in response to any form of public solicitation for such requests; (v) include documentary evidence that the requesting persons own the requisite percent as of the ownership record date; provided, however, that if the requesting persons are not the beneficial owners of the shares representing the requisite percent, then to be valid, the special meeting request must also include documentary evidence of the number of shares owned (as defined in Section 2.2(b) above) by the beneficial owners on whose behalf the special meeting request is made as of the ownership record date; and (vi) be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation, by hand or by certified or registered mail, return receipt requested, within 60 days after the ownership record date. The special meeting request shall be updated and supplemented within five business days after the record date for determining the stockholders entitled to vote at the stockholder requested-special meeting (or by the opening of business on the date of the meeting, whichever is earlier, if the record date for determining the stockholders entitled to vote at the meeting is different from the record date for determining the stockholders entitled to notice of the meeting), and in either case such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting. In addition, the requesting person and each other person (including any beneficial owner) on whose behalf the person is acting, shall provide such other information as the Corporation may reasonably request within 10 business days of such a request.

(d)            After receiving a special meeting request, the Board of Directors shall determine in good faith whether the persons requesting the special meeting have satisfied the requirements for calling a special meeting of stockholders, and the Corporation shall notify the requesting person of the Board’s determination about whether the special meeting request is valid. The date, time and place of the special meeting shall be fixed by the Board of Directors, and the date of the special meeting shall not be more than 90 days after the date on which the Board of Directors fixes the date of the special meeting. The record date for the special meeting shall be fixed by the Board of Directors as set forth in Section 7.6(a) below.

(e)            A special meeting request shall not be valid, and the Corporation shall not call a special meeting if: (i) the special meeting request relates to an item of business that is not a proper subject for stockholder action under, or that involves a violation of, applicable law; (ii) an item of business that is the same or substantially similar (as determined in good faith by the Board of Directors) was presented at a meeting of stockholders occurring within 90 days preceding the earliest date of signature on the special meeting request, provided that the removal of directors and the filling of the resulting vacancies shall not be considered the same or substantially similar to the election of directors at the preceding annual meeting of stockholders; (iii) the special meeting request is delivered during the period commencing 90 days prior to the first anniversary of the preceding year’s annual meeting and ending on the date of the next annual meeting of stockholders; or (iv) the special meeting request does not comply with the requirements of this Section 2.2.

(f)             Any person who submitted a special meeting request may revoke its written request by written revocation delivered to the Secretary of the Corporation at the principal executive offices of the Corporation at any time prior to the stockholder-requested special meeting. A special meeting request shall be deemed revoked (and any meeting scheduled in response may be cancelled) if the persons submitting the special meeting request, and any beneficial owners on whose behalf they are acting (as applicable), do not continue to own (as defined in Section 2.2(b) above) at least the requisite percent at all times between the date the record date request notice is received by the Corporation and the date of the applicable stockholder-requested special meeting, and the requesting person shall promptly notify the Secretary of the Corporation of any decrease in ownership of shares of stock of the Corporation that results in such a revocation. If, as a result of any revocations, there are no longer valid unrevoked written requests from the requisite percent, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

(g)            Business transacted at a stockholder-requested special meeting shall be limited to: (i) the business stated in the valid special meeting request received from the requisite percent; and (ii) any additional business that the Board of Directors determines to include in the Corporation’s notice of meeting. If none of the persons who submitted the special meeting request (or their qualified representatives, as defined in Section 2.10(c)(i)) appears at the special meeting to present the matter or matters to be brought before the special meeting that were specified in the special meeting request, the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled pursuant to this Section 2.2.

Section 2.3         Notice of Stockholders’ Meetings.

(a)            Whenever stockholders are required or permitted to take any action at a meeting, notice of the place, if any, date, and time of the meeting of stockholders, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining the stockholders entitled to notice of the meeting), the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, if the meeting is to be held solely by means of remote communications, the means for accessing the list of stockholders contemplated by Section 2.5 of these Bylaws, shall be given. The notice shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice.

(b)            Except as otherwise required by law, notice may be given in writing directed to a stockholder’s mailing address as it appears on the records of the Corporation and shall be given: (i) if mailed, when notice is deposited in the U.S. mail, postage prepaid; and (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address.

(c)            So long as the Corporation is subject to the Securities and Exchange Commission’s proxy rules set forth in Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), notice shall be given in the manner required by such rules. To the extent permitted by such rules, notice may be given by electronic transmission directed to the stockholder’s electronic mail address, and if so given, shall be given when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the General Corporation Law of the State of Delaware (the “DGCL”). If notice is given by electronic mail, such notice shall comply with the applicable provisions of Sections 232(a) and 232(d) of the DGCL.

(d)            Notice may be given by other forms of electronic transmission with the consent of a stockholder in the manner permitted by Section 232(b) of the DGCL and shall be deemed given as provided therein.

(e)            An affidavit that notice has been given, executed by the Secretary of the Corporation, Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the DGCL.

(f)            When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 7.6(a), and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.4         Organization.

(a)            Unless otherwise determined by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer or, in his or her absence, by another person designated by the Board of Directors. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b)            The date and time of the opening and the closing of the polls for each matter upon which the stockholders shall vote at a meeting of stockholders shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chairman, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the chairman of the meeting, may include, without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. Subject to any rules and regulations adopted by the Board of Directors, the chairman of the meeting may convene and, for any or no reason, from time to time, adjourn and/or recess any meeting of stockholders pursuant to Section 2.7. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power to declare that a nomination or other business was not properly brought before the meeting if the facts warrant (including if a determination is made, pursuant to Section 2.10(c)(i) of these Bylaws, that a nomination or other business was not made or proposed, as the case may be, in accordance with Section 2.10 of these Bylaws), and if such chairman should so declare, such nomination shall be disregarded or such other business shall not be transacted.

Section 2.5         List of Stockholders. The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 2.5 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting; or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise required by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

Section 2.6         Quorum. Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, at any meeting of stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time in accordance with Section 2.7, until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.

Section 2.7         Adjourned or Recessed Meeting. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any or no reason from time to time by the chairman of the meeting, subject to any rules and regulations adopted by the Board of Directors pursuant to Section 2.4(b). Any such meeting may be adjourned for any or no reason (and may be recessed if a quorum is not present or represented) from time to time by a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon. At any such adjourned or recessed meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 2.8         Voting.

(a)            Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question.

(b)            Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation), these Bylaws or any law, rule or regulation applicable to the Corporation or its securities, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter, and where a separate vote by a class or series or classes or series is required, if a quorum of such class or series or classes or series is present, such act shall be authorized by the affirmative vote of at least a majority of the voting power of the stock of such class or series or classes or series present in person or represented by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

Section 2.9         Proxies. Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or an executed new proxy bearing a later date.

Section 2.10       Notice of Stockholder Business and Nominations.

(a)            Annual Meeting.

(i)            Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors (or any authorized committee thereof); or (C) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(a) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.10(a). For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act).

(ii)            For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of the foregoing paragraph, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and, in the case of business other than nominations, such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business (as defined in Section 2.10(c)(ii) below) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement (as defined in Section 2.10(c)(ii) below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Such stockholder’s notice shall set forth:

(A)            as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (2) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election; provided, however, that, in addition to the information required in the stockholder’s notice pursuant to this Section 2.10(a)(ii)(A), such person shall also provide the Corporation such other information that the Corporation may reasonably request and that is necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director;

(B)            as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;

(C)            as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed:

(1)            the name and address of such stockholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner;

(2)            the class or series and number of shares of stock of the Corporation which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting; and

(3)            a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination or propose such business; and

(D)            as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”):

(1)            the class or series and number of shares of stock of the Corporation which are beneficially owned (as defined in Section 2.10(c)(ii) below) by such stockholder or beneficial owner and by any control person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation beneficially owned by such stockholder or beneficial owner and by any control person as of the record date for the meeting;

(2)            a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or control person and any other person, including, without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;

(3)            a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to securities of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; and

(4)            a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination or other business and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the stock entitled to vote generally in the election of directors in the case of a nomination, or holders of at least the percentage of the Corporation’s stock required to approve or adopt the business to be proposed in the case of other business.

(iii)            Notwithstanding anything in Section 2.10(a)(ii) above or Section 2.10(b) below to the contrary, if the record date for determining the stockholders entitled to vote at any meeting of stockholders is different from the record date for determining the stockholders entitled to notice of the meeting, a stockholder’s notice required by this Section 2.10 shall set forth a representation that the stockholder will notify the Corporation in writing within five business days after the record date for determining the stockholders entitled to vote at the meeting, or by the opening of business on the date of the meeting (whichever is earlier), of the information required under clauses (ii)(C)(2) and (ii)(D)(1)-(3) of this Section 2.10(a), and such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting.

(iv)            This Section 2.10(a) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

(v)            Notwithstanding anything in this Section 2.10(a) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 10 days prior to the last day a stockholder may deliver a notice in accordance with Section 2.10(a)(ii) above, a stockholder’s notice required by this Section 2.10(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b)            Special Meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board of Directors (or any authorized committee thereof); (ii) provided that one or more directors are to be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(b) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who delivers notice thereof in writing setting forth the information required by Section 2.10(a) above; or (iii) in the case of a stockholder-requested special meeting, by any stockholder of the Corporation pursuant to Section 2.2. In the event the Corporation calls a special meeting of stockholders (other than a stockholder-requested special meeting) for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by this Section 2.10(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding any other provision of these Bylaws, in the case of a stockholder-requested special meeting, no stockholder may nominate a person for election to the Board of Directors or propose any other business to be considered at the meeting, except pursuant to the written request(s) delivered for such special meeting pursuant to Section 2.2(a).

(c)            General.

(i)            Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Section 2.10 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.10. Except as otherwise required by law, each of the Board of Directors or the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.10 (including whether a stockholder or beneficial owner solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such stockholder’s representation as required by clause (a)(ii)(D)(4) of this Section 2.10). If any proposed nomination or other business is not in compliance with this Section 2.10, then except as otherwise required by law, the chairman of the meeting shall have the power to declare that such nomination shall be disregarded or that such other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, or otherwise determined by the Board of Directors or the chairman of the meeting, if the stockholder does not provide the information required under clauses (a)(ii)(C)(2) and (a)(ii)(D)(1)-(3) of this Section 2.10 to the Corporation within the time frames specified herein, any such nomination shall be disregarded and any such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, or otherwise determined by the Board of Directors or the chairman of the meeting, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business (whether pursuant to the requirements of these Bylaws or in accordance with Rule 14a-8 under the Exchange Act), such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. To be considered a qualified representative of a stockholder pursuant to the preceding sentence, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting (and in any event not fewer than five days before the meeting) stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(ii)            For purposes of this Section 2.10, the “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, and a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. For purposes of clause (a)(ii)(D)(1) of this Section 2.10, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (B) the right to vote such shares, alone or in concert with others; and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

Section 2.11       Action by Written Consent.

(a)            Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation) or until such time as the Corporation is no longer a “Controlled Company” pursuant to NYSE Rule 303A.00, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, such a consent must be delivered to the Corporation in accordance with Section 228(d) of the DGCL; provided, however, that the Corporation has not designated, and shall not designate, any information processing system for receiving such consents. No consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of holders to take action are delivered to the Corporation in accordance with this Section 2.11 within 60 days of the first date on which a consent is so delivered to the Corporation. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Corporation. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective.

(b)            Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation in accordance with this Section 2.11.

Section 2.12         Inspectors of Election. Before any meeting of stockholders, the Corporation may, and shall if required by law, appoint one or more inspectors of election to act at the meeting and make a written report thereof. Inspectors may be employees of the Corporation. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting may, and shall if required by law, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Inspectors need not be stockholders. No director or nominee for the office of director at an election shall be appointed as an inspector at such election.

Such inspectors shall:

(a)            determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity of proxies and ballots;

(b)            determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

(c)            count and tabulate all votes and ballots; and

(d)            certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

Section 2.13        Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.14         Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

Article III
DIRECTORS

Section 3.1         Powers. Except as otherwise required by the DGCL or as provided in the Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws required to be exercised or done by the stockholders.

Section 3.2          Number, Term of Office and Election.

(a)         Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation), the Board of Directors shall consist of not fewer than 5 nor more than 11 directors, the exact number to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized (hereinafter referred to as the “Whole Board”).

(b)        At any meeting of stockholders at which directors are to be elected, each nominee for election as a director in an uncontested election shall be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. In all director elections other than uncontested elections, the nominees for election as a director shall be elected by a plurality of the votes cast. For purposes of this Section 3.2, an “uncontested election” means any meeting of stockholders at which the number of candidates does not exceed the number of directors to be elected and with respect to which: (a) no stockholder has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with Section 2.10; or (b) such a notice has been submitted, and on or before the fifth business day prior to the date that the Corporation files its definitive proxy statement relating to such meeting with the Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the notice has been: (i) withdrawn in writing to the Secretary of the Corporation; (ii) determined not to be a valid notice of nomination, with such determination to be made by the Board of Directors (or a committee thereof) pursuant to Section 2.10, or if challenged in court, by a final court order; or (iii) determined by the Board of Directors (or a committee thereof) not to create a bona fide election contest.

(c)         Each director shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified. Directors need not be stockholders unless so required by the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, wherein other qualifications for directors may be prescribed.

Section 3.3          Vacancies and Newly Created Directorships. Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director, and any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 3.4          Resignations and Removal.

(a)         Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors or the Secretary of the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b)        Any director, or the entire Board of Directors, may be removed, with or without cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; provided, however, that whenever the holders of any class or series are entitled to elect one or more directors by the Certificate of Incorporation (including any Preferred Stock Designation), with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall apply.

Section 3.5          Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, on such date or dates and at such time or times, as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 3.6          Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, within or without the State of Delaware, date and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director by electronic transmission, or be delivered personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.7          Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.8          Quorum and Voting. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.9          Board of Directors Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, provided that all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission to such action. After an action is taken, the consent or consents relating thereto shall be filed with the minutes or proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

Section 3.10        Chairman of the Board. The Chairman of the Board shall preside at meetings of stockholders (unless otherwise determined by the Board of Directors) and at meetings of directors and shall perform such other duties as the Board of Directors may from time to time determine. If the Chairman of the Board is not present at a meeting of the Board of Directors, another director chosen by the Board of Directors shall preside.

Section 3.11        Rules and Regulations. The Board of Directors shall adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.

Section 3.12        Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors.

Section 3.13        Emergency Bylaws. This Section 3.13 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, or other similar emergency condition, the director or directors in attendance at a meeting of the Board of Directors or a standing committee thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate. Except as the Board of Directors may otherwise determine, during any Emergency, the Corporation and its directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

Article IV
COMMITTEES

Section 4.1          Committees of the Board of Directors. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval; or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 4.2          Meetings and Action of Committees. Unless the Board of Directors provides otherwise by resolution, any committee of the Board of Directors may adopt, alter and repeal such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper. A majority of the directors then serving on a committee shall constitute a quorum for the transaction of business by the committee except as otherwise required by law, the Certificate of Incorporation or these Bylaws, and except as otherwise provided in a resolution of the Board of Directors; provided, however, that in no case shall a quorum be less than one-third of the directors then serving on the committee. Unless the Certificate of Incorporation, these Bylaws or a resolution of the Board of Directors requires a greater number, the vote of a majority of the members of a committee present at a meeting at which a quorum is present shall be the act of the committee.

Article V
OFFICERS

Section 5.1          Officers. The officers of the Corporation shall consist of a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, a Controller and such other officers as the Board of Directors may from time to time determine, each of whom shall be elected by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. Each officer shall be elected by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor shall have been duly elected and qualified, or until such person’s earlier death, disqualification, resignation or removal. Any number of offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 5.2          Compensation. The salaries of the officers of the Corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board of Directors or by a duly authorized officer and may be altered by the Board of Directors from time to time as it deems appropriate, subject to the rights, if any, of such officers under any contract of employment.

Section 5.3          Removal, Resignation and Vacancies. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors or by a duly authorized officer, without prejudice to the rights, if any, of such officer under any contract to which it is a party. Any officer may resign at any time upon notice given in writing or by electronic transmission to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly elected and qualified.

Section 5.4          Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board of Directors. Unless otherwise provided in these Bylaws or determined by the Board of Directors, all other officers of the Corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board of Directors, preside at meetings of the stockholders.

Section 5.5          Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.6          Treasurer. The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all monies and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer may from time to time determine.

Section 5.7          Controller. The Controller shall be the chief accounting officer of the Corporation. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may from time to time determine.

Section 5.8          Secretary. The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the Corporation are duly given and served; (iii) to act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all certificates of stock of the Corporation and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.9          Additional Matters. The Chief Executive Officer and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board of Directors.

Section 5.10        Checks; Drafts; Evidences of Indebtedness. From time to time, the Board of Directors shall determine the method, and designate (or authorize officers of the Corporation to designate) the person or persons who shall have authority, to sign or endorse all checks, drafts, other orders for payment of money and notes, bonds, debentures or other evidences of indebtedness that are issued in the name of or payable by the Corporation, and only the persons so authorized shall sign or endorse such instruments.

Section 5.11        Corporate Contracts and Instruments; How Executed. Except as otherwise provided in these Bylaws, the Board of Directors may determine the method, and designate (or authorize officers of the Corporation to designate) the person or persons who shall have authority to enter into any contract or execute any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances. Unless so authorized, or within the power incident to a person’s office or other position with the Corporation, no person shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 5.12        Signature Authority. Unless otherwise determined by the Board of Directors or otherwise provided by law or these Bylaws, contracts, evidences of indebtedness and other instruments or documents of the Corporation may be executed, signed or endorsed: (i) by the Chief Executive Officer; or (ii) by the Chief Financial Officer, Treasurer, Secretary or Controller, in each case only with regard to such instruments or documents that pertain to or relate to such person’s duties or business functions.

Section 5.13        Action with Respect to Securities of Other Corporations or Entities. The Chief Executive Officer or any other officer of the Corporation authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares or other equity interests of any other corporation or entity or corporations or entities, standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

Section 5.14        Delegation. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding the foregoing provisions of this Article V.

Article VI
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.1          Right to Indemnification.

(a)         Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer (which means, for purposes of this Article VI, any individual designated by the Board of Directors as an officer for purposes of Section 16 of the Exchange Act) of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith, all on the terms and conditions set forth in these Bylaws; provided, however, that, except as otherwise required by law or provided in Section 6.4 with respect to suits to enforce rights under this Article VI, the Corporation shall indemnify any such indemnitee in connection with a proceeding, or part thereof, voluntarily initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such indemnitee; or (ii) the Corporation in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Board of Directors or the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.

(b)         To receive indemnification under this Article VI, an indemnitee shall submit a written request to the Corporation. Such request shall include documentation or information that is necessary to determine the entitlement of the indemnitee to indemnification and that is reasonably available to the indemnitee. Upon receipt by the Corporation of such a written request, unless indemnification is required by Section 6.3, the entitlement of the indemnitee to indemnification shall be determined by the following person or persons who shall be empowered to make such determination, as selected by the Board of Directors (except with respect to clause (v) of this Section 6.1(b)): (i) the Board of Directors by a majority vote of the directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee; (iv) the stockholders of the Corporation; or (v) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Corporation not later than 60 days after receipt by the Corporation of a written request for indemnification. For purposes of this Section 6.1(b), a “change of control” will be deemed to have occurred if, with respect to any particular 24-month period, the individuals who, at the beginning of such 24-month period, constituted the Board of Directors (the “incumbent board”), cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the beginning of such 24-month period whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

Section 6.2          Right to Advancement of Expenses.

(a)         In addition to the right to indemnification conferred in Section 6.1, an indemnitee shall, to the fullest extent permitted by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b)        To receive an advancement of expenses under this Section 6.2, an indemnitee shall submit a written request to the Corporation. Such request shall reasonably evidence the expenses incurred by the indemnitee and shall include or be accompanied by the undertaking required by Section 6.2(a). Each such advancement of expenses shall be made within 20 days after the receipt by the Corporation of a written request for advancement of expenses.

(c)         Notwithstanding the foregoing Section 6.2(a), the Corporation shall not make or continue to make advancements of expenses to an indemnitee if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that the indemnitee acted in bad faith or in a manner that the indemnitee did not reasonably believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that the indemnitee had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board of Directors by a majority vote of directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee.

Section 6.3          Indemnification for Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any proceeding (or in defense of any claim, issue or matter therein), such indemnitee shall be indemnified under this Section 6.3 against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 6.3 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced, including in a suit brought pursuant to Section 6.4 (notwithstanding anything to the contrary therein); provided, however, that, any indemnitee who is not a current or former director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification under Section 6.1 and this Section 6.3 only if such indemnitee has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.

Section 6.4          Right of Indemnitee to Bring Suit. In the event that a determination is made that the indemnitee is not entitled to indemnification or if payment is not timely made following a determination of entitlement to indemnification pursuant to Section 6.1(b), if a request for indemnification under Section 6.3 is not paid in full by the Corporation within 60 days after a written request has been received by the Corporation, or if an advancement of expenses is not timely made under Section 6.2(b), the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met such applicable standard of conduct, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VI or otherwise shall be on the Corporation.

Section 6.5          Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

Section 6.6          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.7          Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation.

Section 6.8          Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 6.9          Settlement of Claims. Notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.

Section 6.10        Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.11        Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the indemnitee to the fullest extent set forth in this Article VI.

Article VII
CAPITAL STOCK

Section 7.1          Certificates of Stock. The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, including, without limitation, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, the Secretary, or an Assistant Treasurer or Assistant Secretary certifying the number of shares owned by such holder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 7.2          Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 7.2 or Section 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 7.2 and Section 151 of the DGCL a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 7.3          Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent for such stock, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

Section 7.4          Lost Certificates. The Corporation may issue a new share certificate or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

Section 7.5          Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7.6          Record Date for Determining Stockholders.

(a)         In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjourned meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjourned meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)         In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)         Unless otherwise restricted by the Certificate of Incorporation (including any Preferred Stock Designation), in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken was delivered to the Corporation in accordance with Section 2.11. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action without a meeting, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 7.7          Regulations. To the extent permitted by applicable law, the Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

Section 7.8          Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Article VIII
GENERAL MATTERS

Section 8.1          Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate.

Section 8.2          Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.3          Reliance Upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.4          Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation (including any Preferred Stock Designation) and applicable law.

Section 8.5          Electronic Signatures, etc. Except as otherwise required by the Certificate of Incorporation (including as otherwise required by any Preferred Stock Designation) or these Bylaws (including, without limitation, as otherwise required by Section 2.14), any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.

Article IX
FORUM FOR ADJUDICATION OF DISPUTES

Section 9.1          Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article IX, internal corporate claims means claims, including claims in the right of the Corporation: (a) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (b) as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Section 9.2          Enforceability. If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Article X
AMENDMENTS

Section 10.1        Amendments. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws. Except as otherwise provided in the Certificate of Incorporation (including the terms of any Preferred Stock Designation that provides for a greater or lesser vote) or these Bylaws, and in addition to any other vote required by law, the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of these Bylaws.

The foregoing Bylaws were adopted by the Board of Directors on ___________, 2022.

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